Exhibit 99.1

Press Release

Contact:Matthew M. Partridge

Senior Vice President, Chief Financial Officer and Treasurer

(407) 904-3324

mpartridge@ctoreit.com

FOR IMMEDIATE RELEASE	CTO Realty Growth Announces Acquisition of The Collection At Forsyth in Atlanta, Georgia for $96.0 Million

WINTER PARK, FL – December 30, 2022 – CTO Realty Growth, Inc. (NYSE: CTO) (the “Company” or “CTO”) today announced it has acquired The Collection at Forsyth, a 560,000 square foot lifestyle, mixed-use property in the Forsyth County submarket of Atlanta, Georgia (the “Property”) for a purchase price of $96.0 million. The purchase price represents a going-in cap rate above the range of the Company’s current guidance for initial cash yields.

“Our acquisition of The Collection at Forsyth is an exciting opportunity to invest in a high-quality asset meaningfully below replacement cost where we believe there is future upside by repositioning the property through targeted capital investment, improving the overall tenant mix, and leasing the existing vacancy,” said John P. Albright, President and Chief Executive Officer of CTO Realty Growth. “We’ll be engaging our leasing team at Ashford Lane, which is just 20 miles down the road from The Collection at Forsyth, to drive tenant synergies between the two properties as we look to replicate our success at this new repositioning opportunity.  Terrific demographic trends, intensive development surrounding the Property, and the potential to lease the vacant former Earth Fare outparcel building to a new grocer are all demand-driving tailwinds as we look to position The Collection at Forsyth as the go-to retail destination in this growing Atlanta submarket."

The Collection at Forsyth sits on more than 57 acres in one of Atlanta’s most affluent submarkets in Forsyth County. Forsyth County is projected to have one of the highest population growth rates in all of Georgia over the next five years and currently has the highest median incomes of any county in Georgia.  Built in 2008, the Property acts as the area’s town center, providing a mix of national and local tenants, including Academy Sports, AMC Theatres, Children’s Healthcare of Atlanta, Ted’s Montana Grill, DSW and Barnes & Noble, and is set to further benefit from a number of significant development projects planned for the surrounding area. The Property is just over 80% leased and serves an expansive trade area with highly desirable demographics, including a 5-mile population over 146,000 people with 5-mile average household incomes of more than $172,000.

The Property was purchased using proceeds from the Company’s recent equity offering, available unrestricted cash, and draws from the Company’s unsecured revolving credit facility. The acquisition was structured as a reverse like-kind exchange in order to account for possible future dispositions of income properties by the Company.

About CTO Realty Growth, Inc.

CTO Realty Growth, Inc. is a publicly traded real estate investment trust that owns and operates a portfolio of high-quality, retail-based properties located primarily in higher growth markets in the United States. CTO also externally manages and owns a meaningful interest in Alpine Income Property Trust, Inc. (NYSE: PINE), a publicly traded net lease REIT.

We encourage you to review our most recent investor presentation and supplemental financial information, which is available on our website at www.ctoreit.com.

Safe Harbor

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can typically be identified by words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions, as well as variations or negatives of these words.

Although forward-looking statements are made based upon management’s present expectations and reasonable beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors may include, but are not limited to: the Company’s ability to remain qualified as a REIT; the Company’s exposure to U.S. federal and state income tax law changes, including changes to the REIT requirements; general adverse economic and real estate conditions; macroeconomic and geopolitical factors, including but not limited to inflationary pressures, interest rate volatility, global supply chain disruptions, and ongoing geopolitical war; the ultimate geographic spread, severity and duration of pandemics such as the COVID-19 Pandemic and its variants, actions that may be taken by governmental authorities to contain or address the impact of such pandemics, and the potential negative impacts of such pandemics on the global economy and the Company’s financial condition and results of operations; the inability of major tenants to continue paying their rent or obligations due to bankruptcy, insolvency or a general downturn in their business; the loss or failure, or decline in the business or assets of PINE; the completion of 1031 exchange transactions; the availability of investment properties that meet the Company’s investment goals and criteria; the uncertainties associated with obtaining required governmental permits and satisfying other closing conditions for planned acquisitions and sales; and the uncertainties and risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and other risks and uncertainties discussed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.

There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.